Exhibit 99.1

Contact:	Norman C. Chambers
Chairman, President and Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS UPDATES 2009 FIRST QUARTER OUTLOOK

—Continued Economic Downturn and Rapid Decline in Steel Prices Impact Q1 Performance—

—Positive Cash Flow from Operations Brings Total Cash Position to $91 Million at Quarter End—

—Further Cost Reductions to Increase Annualized Savings to $59 Million—

HOUSTON (February 18, 2009)-NCI Building Systems Inc., (NYSE: NCS) announced today that as a result of the continued economic downturn and rapid decline in steel prices, the aggregate volume of tonnage shipped in the 2009 fiscal first quarter by the Company’s Buildings and Components groups was 49% lower than in the fourth quarter of fiscal 2008. Consequently, the Company’s overall tonnage volume declined 45% sequentially, compared to the 40% previously expected, and was down 40% compared to last year’s first quarter. Historically, seasonal factors have resulted in an approximate 25% decline in first quarter volume compared to fourth quarter levels. Revenues are expected to be approximately $260 million for the 2009 first quarter. Margin compression caused by significantly lower-than-expected utilization rates and high inventory costs is expected to result in a net loss for the period in the range of $0.40 to $0.45 per diluted share, exclusive of special charges, discussed below. The Company expects that the margin impact from higher inventory costs will be mitigated by the middle of the second quarter. Additionally, steel prices have stabilized at levels that should promote increased utilization of steel as compared to other traditional building materials. In fact, after declining for seven consecutive months, NCI’s Buildings group’s backlog stabilized at $302 million in December and January.

NCI also announced that in keeping with its previous expectation, it recorded positive cash flow from operations for the 2009 first quarter, benefitting from the shift in seasonality that occurred in fiscal 2008, as well as from declining steel prices. Cash and cash equivalents were about $91 million at the end of the 2009 first quarter.

The Company has implemented a second series of cost savings initiatives to significantly reduce manufacturing, operating and corporate expenses in the face of the continued impact of the economic downturn on its markets. As a result, it expects to increase

10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

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annualized cost savings to $59 million in 2009, up from the $34 million that was previously announced. The Company will incur special charges in the first quarter of fiscal 2009 related to severance, and plant closings. NCI also expects to incur a non-cash charge related to inventory as well as a non-cash goodwill impairment charge related to its commercial door unit.

NCI will report full financial results for the 2009 first quarter after the market closes on Tuesday, March 10, 2009.

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating 39 manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the nation and Canada.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675